Dana Holding Corporation Completes Sale of Interests in Getrag Joint Ventures

Dana to Focus on Proprietary AWD Driveline Products

MAUMEE, Ohio – September 30, 2011 – Dana Holding Corporation (NYSE: DAN) today announced it has completed the sale of its equity in two joint ventures to Getrag. Proceeds from this transaction – $136 million in cash – will be used to further strengthen Dana’s liquidity position and overall balance sheet.

The two joint ventures produce rear axle units, power take-off units, and all-wheel-drive systems for light vehicles.

“The sale of these interests represents a divesture of non-strategic assets,” said Dana President and Chief Executive Officer Roger J. Wood. “Our ongoing focus will be on core strategic products in our On-Highway Driveline Technologies, Off-Highway Driveline Technologies, and Power Technologies business units, including the development of proprietary all-wheel-drive products.”

About Dana Holding Corporation

Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 24,000 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit: www.dana.com.

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